Exhibit 99.1
Spirit Airlines Reports April 2017 Traffic

MIRAMAR, Fla., (May 8, 2017) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for April 2017.

Traffic (revenue passenger miles) in April 2017 increased 12.8 percent versus April 2016 on a capacity (available seat miles) increase of 12.9 percent. Load factor for April 2017 was 83.6 percent, a decrease of 0.1 percentage points compared to April 2016.
 Preliminary Traffic Results

	April 2017	April 2016	Change
Revenue passenger miles (RPMs) (000)	1,965,658	1,741,845	12.8%
Available seat miles (ASMs) (000)	2,351,577	2,082,077	12.9%
Load factor	83.6%	83.7%	(0.1) pts
Passenger flight segments	1,977,765	1,748,750	13.1%
Average stage length (miles)	977	980	(0.3)%
Total departures	13,484	12,299	9.6%

	YTD 2017	YTD 2016	Change
Revenue passenger miles (RPMs) (000)	7,579,080	6,812,158	11.3%
Available seat miles (ASMs) (000)	9,227,477	8,065,082	14.4%
Load factor	82.1%	84.5%	(2.4) pts
Passenger flight segments	7,547,369	6,736,910	12.0%
Average stage length (miles)	983	991	(0.8)%
Total departures	52,814	47,459	11.3%

Preliminary Systemwide Operational Performance

April 2017
On-Time Performance[1]	77.9%
Completion Factor	98.2%

1Total percentage of flights arriving within 14 minutes of scheduled arrival time.

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our Fit Fleet™, the youngest fleet of any major U.S. airline, we operate more than 440 daily flights to 60 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.
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